Exhibit 10.1

This Agreement (“Agreement”) is entered into on this fifth day of December, 2007, by and between Dr. William W. McGuire (“Dr. McGuire”), UnitedHealth Group Incorporated (“UHG” or “the Company”) and the Special Litigation Committee of the Board of Directors of UHG (the “SLC”):

WHEREAS, Dr. McGuire served as Chief Executive Officer of UHG, and as Chair of its Board of Directors; and

WHEREAS, beginning in April 2006, a number of derivative lawsuits were filed in the name of the Company against Dr. McGuire and others, which have been consolidated as In re UnitedHealth Group Inc. Shareholder Derivative Litigation, Master File No. 06-1216 JMR/FLN in the United States District Court for the District of Minnesota (the “Federal Derivative Actions”) and In re UnitedHealth Group Inc. Derivative Litigation, File No. 27-CV-06-8085 in the Minnesota District Court for Hennepin County (the “State Derivative Actions”) (collectively referred to as the “Derivative Actions”); and

WHEREAS, Dr. McGuire left the employ of the Company in November 2006, at which time there were unresolved issues between him and the Company regarding various employment benefits and other employment issues (the “Employment Issues”); and

WHEREAS, in June, 2006, the Board of Directors of UHG appointed the SLC to determine whether prosecution of the claims against the various defendants in the Derivative Actions was in the best interests of the Company; and

WHEREAS, the parties have negotiated a settlement (the “Settlement”), which, upon all necessary approvals, would resolve and settle all of the Employment Issues and result in the dismissal with prejudice of all claims asserted against Dr. McGuire in the Derivative Actions; and

WHEREAS, because the Settlement will satisfy the Company’s claims with regard to Dr. McGuire’s options, he should be permitted to exercise the options he retains; and

WHEREAS, the SLC believes that the Settlement between the Company and Dr. McGuire would be in the best interests of the Company and its shareholders;

NOW THEREFORE, the parties agree as follows:

1. Effective Date; Conditions — This Agreement shall be binding on the parties on the later of the date the last signatory signs the Agreement (the “Effective Date”); provided however, that this Agreement is expressly conditioned upon: (i) final approval, by the State of Minnesota, Hennepin County District Court and the United States District Court for the District of Minnesota (collectively, the “Courts”), of the terms of the Settlement and this Agreement and the expiration of the time to appeal such approvals (or, in the event of an appeal, following the determination of the appeal and any subsequent proceedings) ( “Final Approval”); and (ii) the dismissal (“Dismissal”), with prejudice, of all claims against Dr. McGuire and all other defendants in the Derivative Actions; and (iii) the Company’s release (“Release”) of all current and former UHG officers, directors and employees, arising out of, or relating or pertaining to (a) the general subject matter of the Derivative Actions, and/or (b) Dr. McGuire’s employment with or service on the Board of Directors of UHG, including but not limited to any of the

Employment Issues (the Final Approval, Dismissal, and Release, collectively the “Conditions”). As soon as practicable after the Effective Date, the parties shall seek preliminary approval by the Courts of the Settlement and the Notice of Settlement that will be sent to the Company’s shareholders. The SLC, Dr. McGuire, and the Company, all agree to cooperate in obtaining preliminary and final approval of the Settlement. The Company shall provide notice to its shareholders of, among other things, the following: 1) the terms of the Settlement; 2) the date and time of the final settlement approval hearing; and 3) that the shareholders can object to the Agreement but cannot opt out of participation in the Settlement. In the event that the Conditions do not occur, this Agreement shall become a nullity, and shall have no force or effect whatsoever.

2. Surrender of Stock Options; Exercise of Retained Options — On the date the last of the Conditions is satisfied, Dr. McGuire shall surrender to the Company all right, title and interest in stock options (including all options unvested as of November 30, 2006) on 9,223,360 shares of Company stock. The stock options to be surrendered are set forth in Attachment A to this Agreement (“Surrendered Options”). Dr. McGuire shall retain all of his other stock options for the purchase of Company stock (“Retained Options”). The exercise period for any Retained Options that are not subject to any injunction preventing the exercise thereof will expire on the 90th day after the Effective Date.

3. Surrender of SERP — Dr. McGuire shall surrender to the Company any and all rights he has under the Company’s Supplemental Executive Retirement Plan (“SERP”) upon the date the last of the Conditions is satisfied.

4. Surrender of Portion of ESP — Dr. McGuire shall surrender to the Company his rights to $8,100,000 of the funds (“Surrendered ESP Funds”) in his Executive Savings Plan Account (“ESP”) upon the date the last of the Conditions is satisfied, UHG shall pay to Dr. McGuire the remaining balance of the ESP (“ESP Balance”) upon the Effective Date.

5. Certain Other Benefits. Dr. McGuire shall relinquish his rights (if any) to Company-paid health care for himself and his family and to participation in any Company life, dental, short-term or long-term disability insurance plans; and to a Company-paid office, secretarial and administrative support, and the use of Company aircraft for personal business.

6. Termination of Noncompetition and Nonsolicitation Provisions — The Company acknowledges that any noncompetition and nonsolicitation obligations of Dr. McGuire, have expired, or will expire, on November 30, 2007.

7. Health Coverage. Dr. McGuire and his wife, and his children until they attain age 25, will continue to receive (at Dr. McGuire’s own expense), health plan coverage maintained or provided by UHG.

8. Injunction — Dr. McGuire will seek an injunction (the “Injunction”), to be entered on or before December 6, 2007, on the same terms as set forth in the injunction entered by the Honorable James M. Rosenbaum on November 29, 2006 (and extended thereafter until December 6, 2007) with respect only to the Surrendered Options, Retained Options granted between 2003 and 2006, the SERP, and the Surrendered ESP Funds, and only until the date the last of the Conditions is satisfied.

9. Releases by McGuire Releasors — Except for any and all representations, warranties, covenants and agreements made herein and except for the matters set forth in Paragraph 12, Dr. McGuire, and his agents, administrators, beneficiaries, successors and assigns (“McGuire Releasors”) do hereby forego, release and forever discharge UHG, as well as its past and present affiliates, parents, subsidiaries, divisions, branches, subdivisions, departments, agencies, predecessors, successors, and the heirs, principals, employees, associates, owners, stockholders, assigns, devisees, agents, directors, officers, representatives, lawyers, and predecessors in interest, and each of them, and all persons acting by, through, under or in concert with them, and the SLC (collectively the “UHG Releasees”) from any and all claims, actions, causes of action, suits, agreements, contracts, covenants, obligations, orders, liabilities, debts, choses in action, sums of money, judgments, executions, demands, damages (including compensatory, exemplary, statutory, punitive, special and any other damages), expenses, attorneys’ fees, costs, or other rights of any kind whatsoever, whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, asserted or unasserted, suspected or unsuspected, fixed or contingent, matured or unmatured, concealed or hidden, which the McGuire Releasors (or any of them) now have, ever had or shall have against the UHG Releasees (or any of them) from the beginning of time until the Effective Date, arising out of, or relating or pertaining to (a) the general subject matter of the Derivative Actions, and/or (b) Dr. McGuire’s employment with or service on the Board of Directors of UHG, including but not limited to any of the Employment Issues, or claims for tort, breach of contract (express and/or implied), breach of implied or express employment contracts or covenants, promissory fraud, promissory estoppel, negligent or intentional misrepresentation, defamation, invasion of privacy, fraud, misrepresentation, retaliation, wrongful termination, constructive termination, wrongful discharge, retaliatory discharge, public policy violations of whatever kind or nature, emotional distress and related matters, and claims of discrimination or harassment based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual orientation, claims under federal, state, local and/or other governmental laws, statutes, regulations, ordinances, case law or common law, including, but not limited to, such claims under Minnesota Human Rights Act,, the Employee Retirement Income Security Act (“ERISA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act (“OWBPA”), the Fair Labor Standards Act (“FLSA”) and/or, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, benefits, sick pay, expenses, vacation pay, severance pay, paid leave benefits, penalties, interest, damages, emotional distress, or promises on any and all of the above (hereinafter the “Released McGuire Claims”). The McGuire Releasors, and each of them, expressly understand that among the various rights and claims being waived by them in this Agreement are those arising under the Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and in that regard, they specifically acknowledge that they have read and understand the provisions of Paragraph X below, before signing this Agreement. This release does not cover rights or claims under the

ADEA arising after Dr. McGuire signs this Agreement. Excluded from this release are any claims or rights that cannot be waived by law, including the right to file a charge with, or participate in an investigation conducted by, the Equal Employment Opportunity Commission (“EEOC”). The McGuire Releasors, and each of them, however, waive their right to any monetary recovery or other relief should the EEOC or any other agency pursue claims on their behalf. In the event that any UHG Releasee asserts a claim or prosecutes an action against Dr. McGuire arising out of or pertaining or relating to (a) the general subject matter of the Derivative Actions, and/or (b) Dr. McGuire’s employment with or service on the Board of Directors of UHG, including but not limited to any of the Employment Issues, and/or (c) the Released McGuire Claims, the release provided hereunder by Dr. McGuire shall be null and void with respect to that UHG Releasee, and in addition, if such claim is brought by a UHG Releasor, then, Dr. McGuire shall also have any other rights and remedies under this Agreement.

10. Time to Reconsider by McGuire Parties — With respect to the release of any claims under the Age Discrimination in Employment Act, Dr. McGuire agrees that he has had sufficient time to consider this Agreement before signing it, specifically up to twenty-one days, if desired, and that although he had a maximum of twenty-one days to consider this Agreement, he was free to and did sign this Agreement sooner. Dr. McGuire may revoke this Agreement at any time up to fifteen days after he signs it. Any revocation must be in writing and received by Thomas L. Strickland, Executive Vice President and Chief Legal Officer by 11: 59 p.m. Central Time of the fifteenth calendar day of the revocation period to be effective. Dr. McGuire further acknowledges that he was advised, and hereby is advised in writing, to consult an attorney, if desired, before signing this Agreement below and that this Agreement has been individually negotiated and is not part of a group exit incentive or other termination program. Dr. McGuire further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; knowingly and voluntarily agrees to all of terms in this Agreement; and knowingly and voluntarily intends to be legally bound by the same. However, if Dr. McGuire properly and timely revokes this Agreement as provided for in this Paragraph, this Agreement shall become null and void in its entirety, and neither this Agreement, nor any settlement and/or release provided for herein, shall be effective or enforceable in any way or manner as to any of the parties hereto, and none of the parties hereto will receive any of the benefits provided for in this Agreement.

11. Releases by UHG Releasors — Except for any and all representations, warranties, covenants and agreements made herein and except for the matters set forth in Paragraph 12, UHG, as well as its past and present affiliates, foundations, parents, subsidiaries, divisions, branches, subdivisions, departments, agencies, predecessors, successors, and the SLC (“UHG Releasors”) do hereby forego, release and forever discharge Dr. McGuire, as well as his past and present assigns, devisees, agents, representatives, , lawyers, and predecessors in interest, and each of them, and all persons acting by, through, under or in concert with them (collectively the “McGuire Releasees”) from any and all claims, actions, causes of action, suits, agreements, contracts, covenants, obligations, orders, liabilities, debts, choses in action, sums of money, judgments, executions, demands, damages (including compensatory, exemplary, statutory, punitive, special and any other damages), expenses, attorneys’ fees, costs, or other rights of any kind whatsoever, whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, asserted or unasserted, suspected or unsuspected, fixed or contingent, matured or unmatured, concealed or hidden, which the UHG Releasors (or any of them) now have, ever had or shall have against the McGuire Releasees (or any of them), arising out of or relating or pertaining to (a) the general subject matter of the Derivative Actions, and/or (b) Dr. McGuire’s employment with or service on the Board of Directors of UHG, including but not limited to any of the Employment Issues, from the beginning of time until the Effective Date of this Agreement (hereinafter the “Released UHG Claims”).

12. Items Not Covered by Releases — Nothing in the Agreement, or in the mutual releases set forth in Paragraphs 9 and 11 , above, shall affect, release or otherwise modify: (i) Dr. McGuire’s right to seek the advancement of attorney’s fees and costs, indemnification, or insurance coverage in any action, including but not limited to, In re UnitedHealth Group Incorporated PSLRA Litigation, Civil File No. 0:06-cv-01691-JMR-FLN (“PSLRA Case”) and Zilhaver v. UnitedHealth Group Incorporated, et al, Civil File No. 06-CV-02237 (JNE/SRN), provided, however, that Dr. McGuire will not seek indemnification or assert any right to any insurance coverage with respect to any agreements, property or rights paid or relinquished pursuant to this Agreement; (ii) UHG’s defenses to any claim made by Dr. McGuire for advancement or indemnification of attorney’s fees and costs (iii) UHG’s rights under any insurance policies; (iv) UHG’s right to enforce the undertaking previously provided to UHG by Dr. McGuire; (v) any rights, claims, or obligations of Dr. McGuire or UHG as they relate to the PSLRA Case, including, without limitation, any rights or obligations established under the Private Securities Litigation Reform Act; or (vi) Dr. McGuire’s obligations under Paragraph

4(B) of Dr. McGuire’s Employment Agreement dated effective as of October 13, 1999 (“Employment Agreement”) (CONFIDENTIAL INFORMATION), which obligations survive and continue.

13. Cooperation; Non-disparagement — The parties agree to cooperate fully with each other and/or their legal counsel in connection with any lawsuit or other administrative or legal proceeding brought by or against the Company arising out of, related to, or involving acts, events, or omissions that occurred during the time period of Dr. McGuire’s employment with the Company. Each party agrees that it shall not, directly or indirectly, make or cause others to make a disparaging statement of or concerning the other regarding any events occurring during Dr. McGuire’s tenure at UHG. Each party acknowledges that nothing in this paragraph will be construed to limit any party from complying with legal obligations, asserting any legal rights or privileges, responding to any request for information or inquiry as part of a legal proceeding or regulatory process in a truthful manner or from competing in a fair and lawful manner. The Company will reimburse Dr. McGuire for his reasonable expenses in complying with this paragraph.

14. Compromise of Disputed Claims — The parties acknowledge and agree that this Agreement is a compromise of disputed claims, liability for which is expressly denied by all such parties. Neither the execution of this Agreement, nor the payment of any consideration by any such party, shall be construed as an admission as to the merits of any claim or allegation by any party.

15. No Reliance on Representations — The parties to this Agreement have been represented by attorneys of their own choosing throughout the negotiation and execution of this Agreement, and no party has relied upon any advice or representation of any other party or its attorneys in entering into this Agreement. The parties have entered into this Agreement freely, without compulsion, and with full understanding and voluntary acceptance of its terms and they hereby assume the risk of any mistake of fact in connection with the true facts involved, which may now be unknown.

16. Later Discovery of Facts — Each party acknowledges that, subsequent to the execution of this Agreement, he or it may discover facts or incur or suffer claims which, if known or anticipated, might have materially affected his or its decision to execute this Agreement. The parties expressly acknowledge this risk and agree that this Agreement applies to such unknown, unanticipated or different facts and/or claims, and that the enforceability of this Agreement shall not in any way be affected by such discovery of unknown or unanticipated facts and/or claims.

17. Entire Agreement — This Agreement constitutes the entire agreement between and among the parties with respect to the subject matters contained herein, and represents the final, complete and exclusive expression of the terms and conditions of the agreement between them. All prior and contemporaneous communications and/or agreements between the parties, oral or written, with respect to the subject matter of this Agreement are merged herein and superseded hereby. The parties acknowledge that no party, or any agent or attorney of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce any other party to execute this Agreement, and the parties acknowledge that they have not executed this Agreement in reliance on any such promise, representation or warranty.

18. Construction — For purposes of construction, this Agreement shall be deemed to have been negotiated and drafted by all of the Parties hereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this Agreement.

19. Successors — This Agreement shall be binding upon the UHG Releasors and the Dr. McGuire Releasors, and upon their assigns, successors, heirs, executors and administrators.

20. No Assignment — The parties represent that they own the claims and rights released herein, and he or it has not, and will not in the future, assign, transfer, or otherwise convey, in any manner or by any means, all or any part of those claims or rights.

21. Cooperation — The parties agree to use their best efforts to cooperate with each other in good faith and will, without further consideration, execute and deliver further documents or instruments and take such other actions as may be reasonably necessary to carry out and effectuate the purposes of this Agreement.

22. Authorization — Each person signing this Agreement represents and warrants that he or she has full authority and is duly authorized to bind the party or parties for whom he or she is signing to the legal, valid and binding obligations and commitments set forth herein.

23. Arbitration; Continuing Jurisdiction — Any dispute arising between the parties relating to paragraph 12(vi) of this Agreement shall be resolved by binding arbitration, in accordance with the procedures set forth in paragraph 5(h) of the Employment Agreement. Otherwise, the Court shall retain jurisdiction over this matter to resolve any disputes under this Agreement.

24. Applicable Law — This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to its conflict of laws principles. The validity and effect of this Agreement, including any claims for breach of any of the terms hereof, shall be governed by the laws of the State of Minnesota.

25. Counterparts — This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

26. No Modification — This Agreement may not be amended or modified in any respect, except by a writing duly executed by all the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

The Special Litigation Committee of the Board of Directors of UnitedHealth Group Incorporated

By:	/s/ Kathleen A. Blatz
Kathleen A. Blatz

By:	/s/ Edward C. Stringer
Edward C. Stringer

UnitedHealth Group Incorporated

By:	/s/ Thomas L. Strickland
Name:	Thomas L. Strickland
Title:	Executive Vice President and
Chief Legal Officer

/s/ William W. McGuire
Dr. William W. McGuire

AGREED AND APPROVED:

/s/ Karl Cambronne
Karl Cambronne (No. 14321)
Chestnut & Cambronne, P.A.
Lead Plaintiff Counsel
Federal Derivative Actions

/s/ Vernon J. Vander Weide
Vernon J. Vander Weide (No. 112173)
Head, Seifert & Vander Weide
Liaison Counsel for Plaintiffs
State Derivative Actions

Gardy & Notis, LLP
Mark C. Gardy

Faruqi & Faruqi, LLP
Nadeem Faruqi

Co-Lead Counsel for Plaintiffs

Attachment A

Grant#	Grant Date	Exercise Price Per 4/30/07 Proxy	Relinquished Options
#P03975	10/13/99	$8.7188	5,598,360
#02002215	02/12/03	20.0600	650,000
#02007469	02/11/04	29.7000	1,300,000
#ZA200724	02/03/05	45.2800	975,000
#ZA200763	05/02/05	48.3550	300,000
#ZA202503	01/31/06	59.4200	400,000
TOTAL			9,223,360